Exhibit 99.1

Press Release

1111 South Arroyo Parkway 7084

P.O. Box 7084

Pasadena, California 91105-7084 U.S.A.

1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	January 24, 2005

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the First Quarter of Fiscal 2005

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE:JEC) today announced net earnings of $32.5 million, or $0.56 per diluted share, on revenues of $1.3 billion for the first quarter of fiscal 2005 ended December 31, 2004. This compares to net earnings of $33.8 million, or $0.59 per diluted share, on revenues of $1.1 billion for the first quarter of fiscal 2004.

Jacobs also announced backlog at December 31, 2004, totaling $8.0 billion, including a technical professional services component of $4.5 billion. This compares to total backlog and technical professional services backlog of $7.1 billion and $3.5 billion, respectively, at December 31, 2003.

Commenting on the results for the first quarter of fiscal 2005, Jacobs Chairman and CEO Noel G. Watson stated, “Our results for the first quarter of fiscal 2005 improved from the fourth quarter of fiscal 2004 and were in line with management’s expectations. We are particularly pleased with the growth in our backlog during the quarter. Our backlog at December 31, 2004, includes important wins from clients in the oil and gas, refining, and federal programs markets.”

Commenting on the results for the first quarter of fiscal 2005 and on the Company’s earnings outlook for the remainder of the fiscal year, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Our effective tax rate was 36 percent for the first quarter of fiscal 2005, up from 35 percent in fiscal 2004. We expect our tax rate to average near 36 percent over fiscal 2005, with slight fluctuations from quarter to quarter. We are maintaining our earnings guidance in the range of $2.40 to $2.70 per share for fiscal 2005, and in the range of $0.58 to $0.63 per share for the second quarter ending March 31, 2005.”

Jacobs will host a conference call at 11:00 a.m. Eastern time on Tuesday, January 25, 2005, which will be webcast live on the Internet on www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through February 1, 2005. The dial-in number for the audio replay is 719.457.0820 (reference code 218684).

Jacobs Engineering Group Inc.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2004 Annual Report on Form 10-K.

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Jacobs Engineering Group Inc.

Financial Highlights:

	Three Months Ended December 31
Results of Operations (in thousands, except per-share data)	2004	2003
Revenues	$1,283,300	$1,135,129
Costs and Expenses:
Direct costs of contracts	(1,094,562)	(972,867)
Selling, general and administrative expenses	(136,019)	(109,844)

Operating Profit	52,719	52,418

Other (Expense) Income:
Interest income	810	960
Interest expense	(1,895)	(816)
Miscellaneous expense, net	(805)	(562)

Total other expense, net	(1,890)	(418)

Earnings Before Taxes	50,829	52,000

Income Tax Expense	(18,299)	(18,200)

Net Earnings	$32,530	$33,800

Earnings Per Share:
Basic	$0.57	$0.61
Diluted	$0.56	$0.59

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	56,718	55,854
Diluted	57,950	57,336

Jacobs Engineering Group Inc.

	Three Months Ended December 31
Other Operational Information (in thousands)	2004	2003
Revenues by Major Component:
Technical professional services	$640,841	$565,962
Field services	642,459	569,167

Total	$1,283,300	$1,135,129

Depreciation Before Taxes	$9,463	$8,620

Capital Expenditures	$7,477	$7,605

	At December 31,
Selected Balance Sheet and Backlog Information (in thousands):	2004	2003
Balance Sheet Information:
Cash and cash equivalents	$168,731	$160,592
Working capital	457,609	407,311
Total debt	113,673	17,825
Stockholders’ equity	1,039,374	881,696

Backlog Information:
Technical professional services	$4,509,500	$3,509,200
Field services	3,481,900	3,635,700

Total	$7,991,400	$7,144,900

Jacobs Engineering Group Inc.